Exhibit 99(c)-(1)

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OVERVIEW OF POTENTIAL STRATEGIC PARTNERS

Potential Strategic Partners – B2B

Company	Business Description	Financial Information (US$ in millions)	
Global Sources Ltd.	Global Sources operates as a business-to-business media company primarily in greater China. It provides sourcing information to volume buyers and integrated marketing services to suppliers. The company offers trade information using online media, print media, and face-to-face events. Its products and services comprise online product information and listing services; organizing trade shows; and advertising and marketing creative services; trade publications in print and digital formats; and china sourcing reports. The company uses English-language media to facilitate trade from Greater China to the world, as well as utilizes Chinese-language media to enable companies to sell to, and within, Greater China. It delivers information on approximately 5.7 million products and approximately 262,000 suppliers annually through 14 online marketplaces, 13 monthly print and 18 digital magazines, approximately 90 sourcing research reports, and 73 specialized trade shows a year in 9 cities.	**NasdaqGS:GSOL**	
		Market Cap:	$207.0
		Debt:	$0.0
		Cash:	$110.8
		LTM Revenue:	$238.8
		LTM EBITDA:	$44.5
Global Market Group Limited	Global Market provides business-to-business (B2B) e-commerce services in the People's Republic of China. The company provides its export marketing services primarily through its online GlobalMarket marketplace, globalmarket.com. Its services for manufacturers comprise GMC certification that is issued to manufacturers that have passed the audits and met the GMC standards; Product Listing, which allows customers to display company and product information on the Global Market Websites; Business Matching to match suitable manufacturer customers to international buyers using the company's database; MyGMC, an account and customer relationship management tool; Face Talk, a communication tool that enables instant messaging, video conferencing, and information exchange; sourcing guides distribution in trade fairs; and training services. It also operates and maintains Tradeeasy (tradeeasy.com) and B2S (b2s.com) marketplaces that provides B2B e-commerce services to exporters in Hong Kong.	**AIM:GMC**	
		Market Cap:	$130.7
		Debt:	$0.0
		Cash:	$9.4
		LTM Revenue:	$37.1
		LTM EBITDA:	$11.1

Source: Capital IQ as of Nov 26, 2012

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OVERVIEW OF POTENTIAL STRATEGIC PARTNERS (CONT'D)

Potential Strategic Partners – Enterprise Software and IT Services

Company	Business Description	Financial Information (US$ in millions)	
Digital China Holdings Limited	Digital China engages in the sale and distribution of information technology (IT) and systems products, and provision of supply chain and IT services primarily in Mainland China. The company operates in four segments: Distribution, Systems, Supply Chain Services, and Services. The Distribution segment sells and distributes IT products, such as notebook computers, desktop computers, PC servers, data projectors, peripherals, accessories, and consumer IT products. As of March 31, 2011, this segment operated 634 Digital China @PORT franchise retail outlets in China. The Systems segment engages in the sale and distribution of systems products, which consists of UNIX servers, networking products, storage products, and packaged software, as well as the provision of related value-added services. The Supply Chain Services segment provides supply chain consultancy and execution services to IT and other high-value density products manufactures and accounts, including various processes of management over transportation logistics, transaction processing, financing, and information data, as well as modular or tailor-made services.	**SEHK:861** Market Cap: Debt: Cash: LTM Revenue: LTM EBITDA:	 $1,862.1 $614.3 $450.8 $9,489.9 $204.1
Pactera Technology International	Pactera provides outsourced information technology (IT), and research and development services in Asia, North America, and Europe. Its IT services include application development, such as evaluating client needs, configuring applications into customized systems, and managing migration of data from previous systems; application testing, a process for verifying the functions of a software product to meet the applicable requirements before general adoption; and application maintenance services for custom applications, as well as implementation and support services for packaged software. The company's research and development services comprise outsourced testing, consisting functionality testing, globalization testing, localization testing, performance testing, security testing, and test automation; and software globalization services comprise adapting software for multi-lingual translation, and multimedia localization involving translation and engineering multiple components into transcripts, video, sound, graphics and animation, and desktop publishing.	**NasdaqGS:PACT.V** Market Cap: Debt: Cash: LTM Revenue: LTM EBITDA:	 $648.6 $0.0 $118.7 $281.8 $37.2
Isoftstone Holdings Limited	iSoftStone provides various information technology (IT) services and solutions in the Greater China and internationally. It offers an integrated suite of IT services and solutions, including consulting and solution services, IT services, and business process outsourcing (BPO) services. The company provides a range of consulting services for an overall engagement or discrete consulting services in conjunction with other services. It also develops industry-specific solutions, including treasury management, cash management, property and casualty insurance core, financial holding company business analysis, trust company core, and banking risk management solutions for banking, financial services, and insurance industries; supply chain management, enterprise information portals, business intelligence, business process integration, and management and e-commerce solutions for energy, transportation, and public sectors; mobile and embedded technology, next generation platforms, business intelligence functionality, and network security products for the communications industry	**NYSE:ISS** Market Cap: Debt: Cash: LTM Revenue: LTM EBITDA:	 $237.6 $38.0 $72.5 $362.8 $37.6
Kingdee International Software	Kingdee engages in developing, manufacturing, and selling enterprise management software products, and providing software-related technical services in the People's Republic of China and the Asia-Pacific region. The company sells hardware and related products; and middleware software business solutions, as well as provides online management services. Its products include Kingdee Enterprise Application Suite, which covers group management, financial management, human resource management, customer relationship management, supply chain management, vendor relationship management, collaboration platform, and other management fields, as well as enterprise management and e-Business application solution to large- and medium-size enterprises; and Kingdee K/3, an enterprise resource planning system that delivers various solutions for trading and manufacturing companies. The company provides its solutions to the manufacturing, pharmacy, real estate, tobacco, commercial, and trading industries.	**SEHK:268** Market Cap: Debt: Cash: LTM Revenue: LTM EBITDA:	 $529.7 $181.2 $97.0 $308.0 ($20.7)

Source: Capital IQ as of Nov 26, 2012

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OVERVIEW OF POTENTIAL STRATEGIC PARTNERS (CONT'D)

Potential Strategic Partners – Real Estate Developers

Company	Business Description	Financial Information (US$ in millions)	
Beijing Capital Development Co. Ltd.	Beijing Capital Development engages in the development, operation, and management of residential and commercial properties; development and transfer of land; and operation and management of hotel properties.	SHSE:600376	
		Market Cap:	$2,489.3
		Debt:	$4,761.2
		Cash:	$2,339.2
		LTM Revenue:	$1,802.4
		LTM EBITDA:	$477.9
Beijing Urban Construction Investment & Development Co., Ltd.	Beijing Urban Construction Investment & Development engages in the investment, development, management, and sale of residential and commercial properties in the People's Republic of China. It also develops and manages lands; invests in environmental projects; engages in sewage treatment business; and provides real estate and investment consulting services.	SHSE:600266	
		Market Cap:	$1,650.9
		Debt:	$995.6
		Cash:	$883.4
		LTM Revenue:	$552.5
		LTM EBITDA:	$172.4
China Vanke Co. Ltd.	China Vanke engages in the development and sale of properties to individual customers in the People's Republic of China. It primarily develops commodity housing projects. The company also provides property management and related services, as well as construction contract services.	SZSE:200002	
		Market Cap:	$14,958.8
		Debt:	$9,596.5
		Cash:	$5,111.8
		LTM Revenue:	$13,906.7
		LTM EBITDA:	$3,007.3
Longfor Properties Co., Ltd.	Longfor Properties Co. Ltd., an investment holding company, engages in the development and sale of office premises, commercial, and residential properties in the People's Republic of China. It also leases investment properties, inducing retail properties; and offers property management services. In addition, the company is involved in the trading of construction materials; provision of house decoration, and consultancy services; and operation of seeding tree nurseries.	SEHK:960	
		Market Cap:	$9,875.2
		Debt:	$4,725.6
		Cash:	$2,681.9
		LTM Revenue:	$4,844.2
		LTM EBITDA:	$1,691.1
Soho China Ltd.	SOHO China, a real estate development company, engages in the development, investment, sale, and rental of real estate properties in China. It primarily develops various retail, office, and residential properties. The company was founded in 1995 and is headquartered in Beijing, China.	SEHK:410	
		Market Cap:	$3,735.6
		Debt:	$2,135.4
		Cash:	$1,717.4
		LTM Revenue:	$670.4
		LTM EBITDA:	$240.6

Source: Capital IQ as of Nov 26, 2012

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